EXHIBIT 10.7

GENERAL MOTORS LLC
CUSTOMER CARE AND AFTERSALES AGREEMENT
NOVEMBER 22, 2012

PURPOSE OF AGREEMENT

In reliance on the ability of MIS Account to meet and perform the requirements of this Agreement, GM is willing to designate MIS Account as a Marine, Industrial & Special Sales Account. MIS Account, in reliance upon the opportunity provided to it by GM, will comply with the conditions set forth in this Agreement relating to its operation as a Marine, Industrial & Special Sales Account.

In consideration of the foregoing, and of the promises hereinafter made by the Parties to each other, it is agreed as follows:

I.	DEFINITIONS

As used in this Agreement, the following terms shall have the following definitions:

"Customers(s)" shall mean any customer(s) of General Motors, its subsidiaries, affiliates, or divisions or Dealers.

"MIS Account" shall mean the Marine, Industrial & Special Sales Account, which is a Party to this Agreement.

"Add(ed) Value" shall mean GM MIS Account must “add value’ to GM Parts. "Added Value" is generally referred to as fuel, spark, accessory drive, coolant, etc. GM will have discretion of approved "added value."

“Parts" shall mean the GM parts, assemblies or kits which MIS Account is authorized to purchase from GM and to sell to authorized customers pursuant to this Agreement.

"Part Number" shall mean a number used by GM to identify each Part.

"GM" shall mean Customer Care and Aftersales, a unit of General Motors LLC.

"GM Terms of Sale Bulletin" shall mean the document furnished to MIS Account, which may be supplemented, amended, or replaced by GM from time to time by a new Terms of Sale Bulletin, or by change notices, new account letters, or Billing Schedules issued by GM, setting forth the terms of sale that apply to sales by GM of Parts to MIS Account.

“New Defective" shall mean the parts purchased under this Agreement will (a) be free from defects in materials or workmanship and (b) conform to GM approved specifications as-manufactured.

"Stock Order" (also known as a DRO order) shall mean the order type recommended to replenish and reduce out of stock occurrences. Parts will be shipped the normal mode of transportation.

"Emergency Order" (also known as a CSO—Customer Special Order) shall mean order type designed to provide expedited service for a part ordered to satisfy a customer need.

"Overnight Emergency Order" (also known as a CSO-3) shall mean the order type recommended for immediate shipment to the customer. Order type NOT intended to be used as an inventory replenishment order. Parts that are not available for overnight shipment will be cancelled (order).

II.     APPOINTMENT AS AN MARINE, INDUSTRIAL & SPECIAL SALES ACCOUNT

GM hereby appoints MIS Account as a Marine, Industrial & Special Sales Account. MIS Account hereby accepts such appointment and agrees to conduct itself according to the provisions of this Agreement and the applicable Terms of Sale Bulletin.

III.     MIS ACCOUNT OWNERSHIP

GM enters into the Marine, Industrial & Special Sales Account Agreement in reliance on the qualifications of the Owner(s) identified in the MIS Account Statement of Ownership, a copy of which is attached hereto as Exhibit A and made a part hereof delivered to GM as of the date hereof GM and MIS Account agree each Owner will continue to own, both of record and beneficially, the percentage stated in the MIS Account Statement of Ownership, unless (a) change is made in accordance with Section VII of these Standard Provisions, or (b) MIS Account is a publicly traded corporation.

IV.     RESPONSIBILITIES OF MIS ACCOUNT

A. Limitation on Purchase and Sale

GM has appointed MIS Account as a MIS customer based on the information provided in the Questionnaire, attached as Exhibit B. MIS Account understands that this Agreement is limited to the purchase of Parts approved by GM and to the customers authorized by GM as reflected on Exhibit B, as may be modified from time to time in GM’s sole discretion. Sales of Parts not approved by GM, or sale of Parts to customers not authorized by GM are subject to discount chargeback and, in GM’s sole discretion, the immediate termination of this Agreement and elimination of MIS Account as a GM customer.

B. Returns

Under this agreement, there will be NO returns allowed.

The only exceptions: GM shipping error, New Defective, or damaged Parts. These situations will require filed claims to GM within 30 days of shipment.

C. Warranty

UNLESS OTHERWISE STIPULATED IN WRITING, PARTS ARE SOLD "AS IS." ALL SALES ARE FINAL. PARTS MAY NOT BE RETURNED TO GM EXCEPT AS PROVIDED ABOVE.

EXCEPT AS OTHERWISE PROVIDED BY LAW, NO WARRANTIES, EXPRESS OR IMPLIED, APPLY TO PARTS. THERE ARE NO WARRANTIES OR LIABILITIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS F OR A PARTICULAR PURPOSE, OR ANY LIABILITY FOR COMMERCIAL LOSSES BASED UPON NEGLIGENCE OR STRICT LIABILITY.

GENERAL MOTORS NEITHER ASSUMES NOR AUTHORIZES ANYONE TO ASSUME FOR IT ANY OTHER OBLIGATION OR LIABILITY IN CONNECTION WITH PARTS SOLD URSUANT TO THIS AGREEMENT.

D. Record and Documentation Retention and Examination of Accounts and Records

1)
MIS Account agrees to maintain complete and up-to-date records covering its purchase     orders, including records in support of applications for any payment or credit by GM and shipping claims, as well as accounts and records evidencing the Added Value and sale of Parts to authorized customers. Such records shall be retained for at least three (3) years following the expiration of the term or termination of this Agreement.

2)
MIS Account agrees to permit any designated representative of GM to access, examine, audit, and take copies of any of MIS Account’s accounts and records relevant to MIS Account’s compliance with this Agreement. MIS Account agrees to make such accounts and records readily available at its facilities during regular business hours. GM agrees to furnish MIS Account with a list of any reproduced records.

V.     SALES TO MIS ACCOUNTS

A. MIS Account Rights to Purchase

While this Agreement is in effect, and subject to its terms and provisions, MIS Account shall have a non-exclusive right to purchase from GM, and GM shall sell to MIS Account, GM Parts identified in Exhibit B, exclusively for sale, after Added Value, to those customers authorized by GM as identified in Exhibit B.

MIS Account shall submit purchase orders for Parts using procedures, order forms, and/or systems supplied by or acceptable to GM. If purchase orders submitted by MIS Account to GM contain provisions adding to, nullifying, or inconsistent with provisions of this Agreement, such provisions shall be void and of no force and effect, and the provisions of this Agreement shall be controlling.

B. Prices and Other Terms of Sale

The sale of Parts to MIS Account shall be made in accordance with and subject to the terms and conditions contained in the current GM Terms of Sale Bulletin and pricing supplied by GM. GM has the right at any time to change the prices and other terms of sale. Sales to MIS Account will be made at the prices in effect at the time of placement of order.

C. Right to Discontinue Manufacture or Sale of Parts

GM retains the right to discontinue or suspend the manufacture of Parts and to make changes in the design or specification of Parts at any time without incurring any obligation or liability.

D. Right to Resell Parts to Third Party

The sale of Parts purchased from GM to third parties for the purpose of distribution without GM pre-approval is prohibited. This includes, but is not limited to, sales of GM Performance Parts in competition with GM Dealer sales and wholesale distributing to GM Dealers or GM Dealer customers.

VI.     SERVICE INFORMATION (TECHNICAL SERVICES)

This agreement is not applicable to and excludes Global Aftersales Engineering services. GM is able to provide these services under a separately negotiated technical services agreement between the parties. These services may include, but not limited to the following:

•	Service Program Management

•	Advance Serviceability of Design

•	Customer Service Literature (Owner’s Manual) Development and Publication

•	Service Information Development and Publication

•	Schematics (Wiring Diagrams) Development and Publication

•	Labor Time Development and Publication

•	Diagnostic Trouble Code Development

•	Diagnostic and Mechanical Special Tools

•	Service Programming and Information Delivery

•	Service Parts Readiness

•	Customer and Technical Call Center Support

•	Dealer Technical Training

•	End-of-Life-Cycle Support

•	Type Insurance Classification

•	Component Remanufacturing Development and Support

These services can be all inclusive or delivered on an individual basis. A separate Technical Services Agreement (TSA) requiring applicable signatures will be utilized to comprehend negotiated services. The Technical Services Agreement will be administered by GM and will cover all work done by GM to fulfill its commitment for support as described within the TSA agreement, which may be performed in multiple locations at GM’s discretion.

VII.	CHANGES IN MANAGEMENT AND OWNERSHIP (FOR MIS ACCOUNTS OTHER THAN PUBLICLY TRADED CORPORATIONS)

If MIS Account proposes a change in management (the individual(s) which have the responsibility for meeting and performing the requirements of this Agreement), ownership, or a transfer of its business or its principal assets to any person or entity, MIS Account agrees to give GM written notice of and to discuss with GM any such proposed change or transfer at least sixty (60) days in advance. The purpose of GM’s review of any such proposed change or transfer is to insure that MIS Account has the ability to meet and perform the requirements of this Agreement after such change or transfer takes place. GM shall approve or reject MIS Account’s proposal in writing within thirty (30) days of the discussion relating to the proposal. Approval of MIS Account’s proposal shall not be unreasonably delayed or withheld.

In the event of the death or incapacity of a Principal Owner of the MIS Account (Principal Owner being defined as someone owning twenty percent (20%) or more of the voting stock of the MIS Account), MIS Account agrees to notify GM within thirty (30) days of such event and discuss with GM the disposition of the voting stock owned by the Principal Owner and changes, if any, in MIS Account’s ability to perform under this Agreement. The death or incapacity of a Principal Owner shall not constitute grounds for termination. As said event does constitute a change in ownership, GM shall either approve or reject transfer of this Agreement to the new owner(s) in writing within thirty (30) days of being notified of the death or incapacity of the Principal Owner. Approval of the transfer of this Agreement shall not be unreasonably delayed or withheld.

VIII.     PRODUCT LIABILITY INDEMNIFICATION

A.
Subject to the provisions of this Agreement, and to the extent enforceable under applicable law, GM will indemnify and hold MIS Account harmless against any judgment which may be entered against MIS Account to the extent such judgment has been entered as a result of any injury or damage caused by Parts sold to MIS Account by GM and resulting as direct consequence of GM’s actions, plus reasonable attorney fees and court costs resulting from lawsuits seeking monetary damages commenced against MIS Account by third parties in which bodily injury or property damage is claimed to have been caused by an alleged defect in the design or manufacture of any Part which GM supplied to MIS Account under this Agreement, except to the extent that such injury or damage was the result of (I) any breach of this agreement by MIS Account including, but not limited to, any warranty contained herein, or (2) the result of any defects in the Parts caused by the negligence or willful misconduct of MIS Account.

B.
As a condition to GM’s obligation herewith, MIS Account will notify GM within fifteen (15) days following the date on which MIS Account knew or should have known that the injuries or damage alleged in any plaintiff's petition or complaint were caused by Parts to MIS Account by GM and (I) submit to GM a written notice explaining in reasonable detail the nature and circumstances of the lawsuit and asking GM to assume the defense of the lawsuit and to indemnify MIS Account against any judgment which may be rendered therein and (2) furnish copies of any pleadings which have been served to date, together with all information then available regarding the circumstances of the litigation.

C.
The request to assume the defense will be accepted or rejected by GM within thirty (30) days of receipt. Prior to GM’s response to MIS Account, MIS Account agrees to take all reasonable steps to insure that the defense of the action is in no way prejudiced, whether by action or inaction. If GM accepts the request, GM will undertake the sole defense of such action on behalf of MIS Account. By making this request, MIS Account specifically authorizes GM to settle or to continue to defend such lawsuit, provided that GM will be solely liable for the payment of the amount of any settlement which it effects without the consent of MIS Account. If GM accepts the request, MIS Account further agrees to cooperate fully in the defense of the suit in such manner and to such extent as GM may reasonably require. This defense will be effective commencing with the date on which GM accepts the request and any expenses or other obligations incurred by MIS Account prior to such acceptance will be borne solely by MIS Account.

D.
Should GM refuse for any reason to undertake the defense on behalf of MIS Account when it is otherwise obligated to do so under this Agreement, MIS Account may conduct its own defense and GM’s liability will be limited to the costs of such defense, including reasonable attorney fees together with any judgment or final settlement paid by MIS Account; provided, however, that MIS Account will notify GM in writing within twenty (20) days of such judgment or settlement.

E.
GM will have the right to decline to accept such defense or, after accepting the defense but prior to trial, to tender the defense back to MIS Account and MIS Account will be obliged to accept such tender, if GM reasonably concludes that the allegations being pursued are no longer those covered by this indemnity obligation.

F.
Whenever a lawsuit alleges negligence on the part of both GM and MIS Account, each party will be responsible for its own defense, including costs and attorney fees, unless one party offers to undertake the total defense and the other party agrees thereto in writing. GM’s and MIS Account’s respective responsibility for their own defense pursuant to any other circumstances not within the scope of this Agreement, will in no way affect whatever legal rights either may have to indemnification or contribution.

G.
IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, LOSSES, OR EXPENSES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR BUSINESS OPPORTUNITY UNDER THIS AGREEMENT EXCEPT AS SPECIFICALLY PROVIDED IN SECTION X.

IX.     TERM AND TERMINATION

A.     Term

This Agreement shall expire on December 31, 2014 unless earlier terminated in accordance with the terms hereof It is understood and agreed that an expiration of the term of this Agreement shall be deemed a termination hereof.

B.     Termination

l)    Termination Upon Notice

MIS Account or GM may terminate this Agreement at any time, without cause, by giving to the other Party written notice of termination; such termination to become effective thirty (30) days after receipt of such notice.

2)     Termination for Failure of MIS Account or GM to Be Licensed

If MIS Account or GM fails to secure or maintain any license required for the performance of its obligations under this Agreement, or such license is suspended or revoked (irrespective of the cause) then either Party may immediately terminate this Agreement by giving the other Party written notice.

3)     Termination by Joint Agreement

This Agreement may be terminated at any time by written agreement between GM and MIS Account.

4)     Termination Due to Certain Acts or Events Within the Control of MIS Account

Each of the following represents an act or event that is within the control of MIS Account or originates from action taken by MIS Account and which is so contrary to the spirit and objectives of this Agreement as to warrant its termination:

a.
Any attempted or actual sale, transfer or assignment by MIS Account of this Agreement or any of the rights granted MIS Account hereunder, or any attempted or actual transfer, assignment or delegation by MIS Account of any of the responsibilities assumed it by under this Agreement without the prior written approval of GM. Such written approval shall not be withheld or delayed unreasonably.

b.	Any attempted or actual sale of Parts not approved by GM, or sale of Parts to customers other than those authorized by GM.

c.
Insolvency of MIS Account; filing of a voluntary petition of bankruptcy by MIS Account; filing of a petition to have MIS Account declared bankruptcy or appointment of a receiver or trustee for MIS Account, provided such filing or appointment is not vacated within thirty (30) days; or execution by MIS Account of an assignment for the benefit of creditors or any foreclosure or other due process of law whereby a third party acquires rights to the operation, ownership, or assets of MIS Account.

d.
Conviction in a court of original jurisdiction of MIS Account or any principal officer or owner of MIS Account of any crime which is punishable by imprisonment; or any finding by a government agency or court of original jurisdiction that MIS Account has committed any unfair business practice which, in the opinion of GM, may adversely affect the reputation or interests of MIS Account or GM.

e.
Submission by MIS Account of false applications or claims for any payment, credit, discount or allowance, or of false orders for Parts or reports of delivery or transfer of Parts if such applications, claims, orders or reports are fraudulent or part of a pattern of false applications, claims, orders or reports, whether or not MIS Account offers or makes restitution.

f.
Refusal by MIS Account to furnish financial and related supporting data relevant to this Agreement, or to permit GM to make an examination or audit of MIS Accounts records relevant to this Agreement, provided such failure or refusal continues after receipt by MIS Account from GM of a written request for such information or permission.

g.	Failure of MIS Account to comply with the provisions of any laws or regulations relating to obligations under this Agreement.

If GM learns that any of the foregoing acts or events have occurred, GM will endeavor to discuss it with MIS Account, Thereafter, GM may terminate this Agreement by giving MIS Account written notice of termination, such termination to be effective upon receipt by MIS Account of such notice or at such later date as may be specified in the notice.

5)     Right to Rely on Any Applicable Termination Provision

The terminating Party may select the termination provision under which it elects to terminate without reference in its notice of termination to any other provision that may also be applicable. The terminating Party may also subsequently assert other grounds for termination.

C.     Transactions After Termination

1.
In the event notice of termination of this Agreement has been given by one party to the other pursuant to this Section IX or if this Agreement has expired by its terms, GM will not be obligated to ship to MIS Account any orders for Parts, all shipments may be immediately terminated and all orders then on hand may be immediately canceled by GM in its sole discretion.

2.
Termination of this Agreement will not affect any rights or obligations of the respective parties, which will have accrued before the termination, including but not limited to MIS Account’s payment obligations.

3.
Upon termination of this Agreement by GM under this Section IX or upon the expiration of the term of this Agreement, GM may, upon request by MIS Account and in GM’s sole discretion, purchase from MIS Account Parts considered eligible for return by GM.

4.
Upon termination of this Agreement, GM shall provide to MIS Account a statement of all amounts due and owing from MIS Account to GM (the "Final Statement of Charges"). MIS Account is obligated to pay GM all sums owing within thirty (30) days of receipt of the Final Statement of Charges. All amounts stated in the Final Statement of Charges shall be subject to late payment charges from the date due equal to 1-1/2% per month up to the maximum state and federal allowances.

5.	The termination of this Agreement by either party shall not entitle MIS Account to any compensation from GM or render GM liable for damages.

X.     REIMBURSEMENT OF UNAUTHORIZED ACTIVITY

If, before the end of the first year following expiration of the term of this Agreement or termination of this Agreement, GM notifies MIS Account in writing that GM believes that MIS Account sold Parts to unauthorized customers or sold unapproved parts (“Unauthorized Activity"), MIS Account agrees to reimburse GM the difference between the price MIS Account paid to GM and GM ’s Dealer price for all Unauthorized Activity throughout the term of this Agreement.

XI.     GENERAL PROVISIONS

A.	No Agency Relationship

GM and MIS Account are independent contracting parties, This Agreement does not constitute either party as the agent or legal representative of the other for any purpose whatsoever. Neither party is granted any express or implied right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party or to bind them in any manner or thing whatsoever.

B.     Responsibility for MIS Account's Commitments

Except as is otherwise specifically provided in this Agreement, MIS Account shall be solely responsible for any and all obligations or responsibilities it incurs or assumes in preparation for or in performance of this Agreement; and General Motors LLC shall have no liability in connection with the establishment or conduct of MIS Account.

C.     No License

This Agreement does not license MIS Account to use or reference any patents, trademarks, or trade names of General Motors divisions, units, subsidiaries or affiliates of General Motors, or its suppliers, in its selling, advertising, or marketing. All part designs, patents, design patents, copyrights, trademarks, or trade names relating to GM Parts that are supplied to MIS Account shall be and remain the property of General Motors LLC or its suppliers. During the Term of this Agreement, MIS Account may not advertise or publish the fact that MIS Account has contracted with GM to purchase Parts without GM's prior written approval.

D.     Proprietary Information

All information disclosed to MIS Account pursuant to this Agreement and marked with a proprietary legend such as General Motors LLC or GM CONFIDENTIAL or similar is considered proprietary by GM and shall not be disclosed to any third party without the prior written approval of GM.

E.     Notices of Termination or Agreement Change

Any notice required to be given by either Party to the other in connection with this Agreement shall be in writing and delivered personally, by certified mail or overnight courier. Notices to MIS Account shall be directed to MIS Account at the address on the front page of this Agreement, Notices to GM shall be directed to:

Marine, Industrial & Special Sales Department
C/o (Account Manager Name)
Customer Care and Aftersales
6200 Grand Pointe Drive
P.O. Box 6020, MC: 484-392-306
Grand Blanc, Ml 48439

F.     No Implied Waivers

The failure of either Party at any time to require performance by the other Party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Nor shall the waiver by either Party of a breach of any provision of this Agreement constitute a waiver of any succeeding breach of the same or any other such provision nor constitute a waiver of the provision itself.

G.     Force Majeure

MIS Account will not be liable for any delay or failure to accept delivery and GM will not be liable for any failure to till orders where such delay or failure is caused in whole or in part by: (a) any strike or labor trouble in the plants or facilities of MIS Account, or General Motors LLC, their subsidiaries, their divisions, their affiliates, or their suppliers; (b) any shortage or curtailment of utilities, materials, transportation, or labor or damage to GM productive facilities; (c) any discontinuance of manufacture or sales or curtailment of production by GM due to economic conditions; (d) any act or omission of government, including the enactment of laws or regulations or issuance of judicial or administrative injunctions or orders; or (e) any cause beyond the control of MIS Account or GM. No payment shall be made by GM to MIS Account for any expenses incurred by reason of such default or delay.

H.     Applicable Law

This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan, excluding the provisions of the United Nations Convention on Contracts for the International Sale of Goods and any conflict of law principles that would require application of another choice of law.

I.     Government Regulations

MIS Account shall comply with all federal, state, and local laws, regulations, standards, and ordinances in the performance of its obligations under this Agreement, including, but not limited to, the Federal Clean Air Act. MIS Account shall cooperate in the performance of its legal obligations under such laws, regulations, standards, and ordinances by maintaining records and by providing access to its facilities and records to government agencies, as required by law.

J.     Export Compliance

Customer acknowledges, understands and agrees to comply with U.S. export laws and regulations and the export laws of other countries that relate to any and all products, software, technology (which includes technical data and/or services that are the subject of this Agreement. Compliance includes but is not limited to, obtaining appropriate export authorizations and abiding by such authorizations. Customer further agrees not to export, re-export, transmit or otherwise transfer any such product, software, technology and/or services contrary to U.S. export laws and regulations and other countries. Customer’s obligations under this clause shall survive the expiration or termination of this Agreement.

K.     Local Taxes

MIS Account accepts full responsibility for the collection and/or payment of any taxes as may be required in connection with any of the business operations conducted by it hereunder, and MIS Account shall hold General Motors LLC harmless in connection with any claims or demands made upon MIS Account or General Motors LLC by authorities in connection with the collection and/or payment of any such taxes, including, without limitation, stamp taxes, sales and use taxes, personal property taxes, value added taxes, and income taxes.

L.     Assignment

This Agreement is not assignable by MIS Account without the prior written consent of GM (which consent shall not be unreasonably withheld), and any attempted assignment without such consent, whether by operation of law or otherwise, shall be void.

M.     Headings

The section headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

N.     Sole Agreement

This Agreement cancels and supersedes all previous agreements between MIS Account and GM relating to MIS Account‘s purchase of parts as an MIS Account from General Motors Customer Care and Aftersales, and there are no other agreements or understandings, either oral or in writing, between the Parties affecting this Agreement or relating thereto, except as otherwise provided herein.

No change in, addition to (except the filling in of blank lines or spaces) or erasure of any printed portion of this Agreement shall be valid or binding upon GM unless approved in writing by GM's Field Operations-Director and MIS Sales Department-Manager.

Concerning MIS Account’s purchase of parts as an MIS Account from General Motors Customer Care and Aftersales, no agreement between the Parties which is at variance with any of the provisions of this Agreement or which imposes definite obligations upon either Party not specifically imposed by this Agreement or which is intended to be effective or performed following the termination of this Agreement and imposes obligations or extends the time for performance thereof other than as provided in this Agreement shall be binding upon either Party unless it bears the signature of GM‘s Field Operations-Director, and is countersigned by GM's MIS Sales Department-Account Manager and is signed by or on behalf of MIS Account (except for Bulletins, Addenda, and other documents which GM is expressly permitted to modify unilaterally under the provisions of this Agreement).

O.     Severability

In case any provision of this Agreement is held to be contrary to law or invalid, such illegality or invalidity shall not affect, in any way, any other provision of this Agreement, all of which shall continue in full force and effect.

P.     Survival of Provisions

The provisions of the following sections of this Agreement shall survive termination of the Agreement: Sections IV, V.D, VII, lX.C, X and XI.

X1.     EXECUTION OF AGREEMENT ON BEHALF OF GM

This Agreement is not valid unless it bears the signature of GM’s Field Operations Director, is countersigned by the GM Sales Account Manager and is signed by or on behalf of MIS Account.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MIS Customer Signatures:

TECOGEN INC.
(Firm name of MIS Customer)

By: /s/ Bonnie J. Brown        Date: November 3, 2011
Chief Financial Officer

GENERAL MOTORS LLC
CUSTOMER CARE AND AFTERSALES

By: /s/ Chris Wolf        Date: November 22, 2011
Director-Filed Operations

By: /s/ Marylee Gervin        Date: November 21, 2011
Manager-Marine, Industrial & Special Sales

GENERAL MOTORS LLC
CUSTOMER CARE AND AFTERSALES
MARINE, INDUSTRIAL & SPECIAL SALES DEPARTMENT
TERMS OF SALE
Effective as of January 1, 2012

These Terms of Sale are furnished pursuant to the GM Marine, Industrial & Special Sales Account Agreement (the "GM MIS Agreement") currently in effect, and are applicable to sales of GM Parts to authorized GM Marine, Industrial & Special Sales Accounts ("MIS Accounts").

Unless otherwise specifically provided herein, initial capitalized words and phrases that are defined in the Definitions, Section I, of the GM MIS Agreement and used herein shall have the meanings indicated in such Definitions.

The prices, charges, terms of sale and other provisions and plans referred to or contained herein shall apply to all such parts sold by General Motors LLC Customer Caro and Aftersales ("GM”) and shipped to MIS Accounts on and after January l, 2012, unless otherwise provided herein, and shall remain in effect until superseded by the delivery of new or supplemental Terms of Sale to MIS Accounts by GM. Accordingly, the Terms of Sale may be amended, modified, supplemented, superseded and/or replaced by GM from time to time in its sole discretion by delivery of new or supplemental Terms of Sales.

A.Value Added and Other Requirements

While the GM MIS Agreement is in effect and subject to and in accordance with its terms and provisions, MIS Accounts will have a non-exclusive right to purchase parts from GM. The MIS Account must add value to the parts purchased from GM.

1. MIS Accounts are responsible to ensure that the following are applied to every engine and/or component procured for end product:

a)	Value Added to procured parts — bona fide end product

b)	Engineering capability for design, development, and reliability validation on MIS Account’s end product

c)	Service network established to provide service, parts, and administer own warranty wherever end product is sold

d)	Application validation including, but not limited to, CARB/ARB and MVSS compliance

2. MIS Accounts will provide to GM, within 5 business days of a request:

a)	Part component forecasts

b)	A list of all customers and the application on a bi-annual basis

c)	End product manufacturing quantities

B.     Placement of Orders

MIS Accounts shall have in place such electronic equipment to facilitate the processing of orders, invoices, claims, as well as locating parts, as deemed necessary from time to time by GM.

C.     Prices and Discounts

All parts purchased under the MIS Agreement will be invoiced at prices established by GM. Such prices (f.o.b. shipping point) shall be shown in the applicable MIS Account’s billing schedule and other supplements thereto furnished by GM. All shipments will be billed according to MIS Accounts billing schedule in effect on the date of receipt of an order by GM less my applicable discount and/or allowance allowed by GM, plus any transportation charge, if applicable.

GM has the right at any time to change the prices, charges, discounts, allowances and terms of sale affecting any part.

Discounts are evaluated on an annual basis dependent upon MIS Account previous year accumulative part purchases under the GM MIS Agreement. Discounts will apply February 1 of current year to January 31 (following year). New MIS Accounts without prior year purchase history will receive a discount of [****] unless initial order supports a higher discount.

Example:
Previous Years Sales = Under $50,000         = Discount of [****]
Previous Years Sales = $50,000 - $99,999         = Discount of [****]
Previous Years Sales = $100,000 - $149,999        = Discount of [****]
Previous Years Sales = $150,000 and up        = Discount of [****]

* Some parts will be restricted to a cap of [****] discount (e.g. GM Performance Parts. etc.).

D.     Terms of Payment

MIS Account purchases of GM parts will be invoiced when shipped and identified on the MIS Account’s Monthly Statement of Account provided by GM ("Monthly Statement"). The Monthly Statement is due and payable in accordance with the following schedule.

Statement Date Billing Period Payment Due
End of Month Entire Month 10th day of following month

GM reserves the right to withhold shipments to MIS Accounts with past—due invoices or debits to their MIS Account, regardless of any remaining credit.

GM reserves the right as an option to deduct any outstanding balance owed from accounts payable due to Direct Account from GM or other General Motors divisions, units, affiliates or subsidiaries.

GM also reserves the right to assess late payment charges of 1-1/2% per month on any past due balance. In the event federal or state law sets a maximum rate for such fees less than 1-1/2% per month, the maximum rate permitted by law will be assessed. In the event that MIS Account defaults in whole or in part of its indebtedness to GM, GM may declare all indebtedness due and payable. These rights are in addition to other rights and remedies available to GM as set forth in the GM MIS Agreement or by law.

E.     Transportation and Risk of Loss

Parts will be delivered by carriers and methods selected by GM. GM will determine the point from which parts will be shipped and the mode of transportation for all parts purchased by MIS Accounts.

For parts shipped by carriers or means other than trucks owned or operated by GM, shipment terms shall be F.O.B. (shipping point), and title to parts will pass from GM to MIS Accounts upon delivery by GM to the carrier. MIS Accounts will be responsible for any delays, damages, or losses in shipment, whether or not the carrier used is designated in the shipping and routing instructions of the MIS Account. GM will not be responsible for any claims against carrier for delay, damage, or loss of shipment made by MIS Account.

For or parts shipped to MIS Accounts by trucks owned or operated by GM, title and risk of loss will pass to MIS upon delivery of parts at the approved destination point(s) indicated in Exhibit B or the MIS Locations and Contact Addendum to the GM MIS Agreement, as the case may be.

Proper receiving is required to prevent unnecessary losses in a MIS Account’s parts and accessories inventory and to facilitate handling of claims against carriers and GM Parts. MIS Accounts should observe the following instructions when receiving shipments from GM Parts locations or when receiving material scheduled by GM Parts for shipments direct to the MIS Account from a source of supply. Receiving of parts and accessories includes acceptance of the shipment from the carrier and processing of the shipment by the MIS Account.

*Do not refuse any GM shipment. MIS Accounts will he invoiced and are obligated to accept GM shipments.

Acceptance of Shipment from the Carrier
On receipt of a shipment of parts and accessories by a MIS Account, the following steps must be taken before the transportation receipt is signed:

•	Check for visible damage to containers or loose pieces.

•	Check MIS Account name, master order number, and piece numbers on shipping tags to make certain that:

◦	The exact number of cartons, boxes, bundles, or loose pieces received corresponds to the information shown on the delivery receipt,

◦	Each piece is consigned to the MIS Account receiving the shipment.

MIS Account should not sign the delivery receipt for any type of incomplete or damaged shipment without exceptions being noted and signed by the carrier’s representative.

F.    Transportation Charges

GM will prepay freight on shipment of parts ordered as a "stock order" by MIS Accounts. To be eligible for prepaid height, the ship to address must be established in the GM Customer records system (Ship-To).

"Emergency Orders" (CSO order type) will also be shipped prepaid except to an alternate ship-to address not appearing on the MIS Account record?

"Overnight Emergency Orders" (CSO-3 order type) will NOT be shipped prepaid and will be shipped at the expense of the MIS Account (included on the GM invoice to the MIS Account).*

* Not all parts are available for Emergency and/or overnight ordering. If the part is unavailable to ship via Emergency or Overnight, the order will cancel.

G.    Claims, Material Returns, and Transportation Claims

▪	Claims - Overage / Shortage - Must be submitted within 30 days after the original invoice date or the claim will be rejected and the MIS Account will be held responsible.

Shortage — A straight shortage occurs when you fail to receive material that has been invoiced for, but the parts did NOT appear on the Carriers Delivery Receipt (were never picked up by the carrier from the supplier)

Overage — A straight overage occurs when you receive parts that you have not been invoiced for and you did not order the material.

1.	If you decide to keep the overage, your [MIS account will be invoiced, for this material automatically once the claim is processed.

2.	If you decide to return the overage, all parts must be returned to GM within 45 days of receiving the call tags.

▪	Refer to the EPIC Periodical Manual for detailed instructions.

▪	Material Return Claim
Packaged Incorrectly - (Return Code: O3) - Must be submitted within 30 Days of receipt
To qualify as a packaged incorrectly return, one of the conditions identified below must have occurred: 1) Incorrect unit quantity. a) Quantity in package is different than quantity printed on package b) Empty packages. 2) Wrong part in package. 3) Missing pieces.

Concealed Damaged - (Return Code: 06) - Must be submitted within 90 Days of receipt
To qualify for return under the damaged MR plan, one of the following conditions must apply: 1) The damage must have occurred prior to shipment from the PDC or source and must not have been as a result of carrier or customer handling. 2) The damage must have occurred as a result of faulty packing or packaging at SPO prior to shipment, for which no valid claim can be made against the carrier for apparent or concealed damage.

New Defective - (Return Code: 07) - Must be submitted within 30 Days of receipt
To be used only when part has a manufacturing defect. Definition of defective parts: A defective item is defined as "a new part with a defect visible to the eye which has been detected prior to bench testing, installation or attempted installation".

Shipped in Error - (Return Code: 08) - Must be submitted within 30 Days receipt
To qualify as a shipped in error, one of the following conditions must have occurred: 1) The SPO Catalog or other publication contained errors. 2) When the order was written, an error was made in part number or customer code by a GM representative.

Container Damage - (Reason Code: 15) - Must be submitted within 30 Days of receipt
To be used to return parts that are not damaged, but the packaging is defaced, opened or damaged.

▪	Refer to the EPIC Periodical Manual for detailed instructions.

▪	Transportation Claim - Must be submitted within 20 working days

▪	All transportation claims must have discrepancies noted at time of delivery (for unattended deliveries, call into PDC by next working day)

▪	Submit to GM Logistics Provider if differences between number of pieces shipped and received

▪	Submit transportation claim to allow for free astray items wait live working days before submitting claim

▪	File transportation claim for damaged items noted on unattended delivery returns

▪	Claim must be accompanied by delivery receipt with notations of discrepancy

▪	Refer to the EPIC Periodical Manual for detailed instructions.

H.    Export Responsibility

The MIS Account agrees to take ownership of all shipments upon delivery to the U.S. address provided and to take fall responsibilities for all shipments being exported from the U.S. The MIS Account further understands and agrees to comply with all U.S. and other country’s export laws and regulations that relate to any and all products, software, technology (which includes technical data) and/or services that are the subject of this Agreement. Compliance includes but is not limited to, obtaining appropriate export authorizations and abiding by such authorizations. Customer further agrees not to export, re-export, transmit or otherwise transfer any such product, software, technology and/or services contrary to all U.S. and other country’s export laws and regulations, Customer’s obligations under this clause shall survive the expiration or termination of this Agreement.